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                                                      EXHIBIT 99.1






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               FREMONT PARTNERS, L.P. TO ACQUIRE KERR GROUP, INC.
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LANCASTER, PENNSYLVANIA (July 1, 1997)--Fremont Partners ("Fremont"), and Kerr
Group, Inc. (NYSE:KGM) jointly announced that they have signed a definitive merger agreement for Fremont to acquire all of the outstanding common and preferred shares of Kerr. Pursuant to the agreement, Fremont will pay $5.40 per share for each outstanding share of Kerr common stock and $12.50 per share for each outstanding share of Kerr Class B Cumulative Convertible Preferred Stock, Series D. Kerr currently has 3,933,000 shares of common stock and 487,400 shares of preferred stock outstanding.

The transaction will be a cash tender offer followed by a cash merger to acquire any shares not previously tendered. The transaction has been recommended by Kerr's Board of Directors and approved by Fremont.

Fremont expects to commence its cash tender offer on July 8, 1997. The cash tender offer is subject to Fremont receiving at least 51% of the fully diluted shares of common stock of Kerr. The closing of the transaction is subject to the satisfaction of various conditions, including expiration of the waiting period under the Hart-Scott-Rodino Act.

Fremont Partners is a $600 million private equity fund, headquartered in San Francisco.

Kerr, headquartered in Lancaster, Pennsylvania, is a major producer of plastic packaging products.

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Company Contact:  Geoffrey A. Whynot
                  Vice President, Finance and
                  Chief Financial Officer
                  (717) 390-8439

Fremont Contact:  Gregory P. Spivy
                  Principal
                  (415) 284-8793